Exhibit 10.1

July 15, 2013

Romy M. Massey
[Address redacted]
Dear Romy:
Effective July 15, 2013, Quicksilver Resources is pleased to offer you a retention bonus with an aggregate value of $181,000 to be awarded in the form of cash and a restricted stock grant of Quicksilver Resources stock in appreciation of your efforts on behalf of the Company. The cash will vest and be paid and the restricted stock will vest (in each case, less applicable required taxes and authorized deductions) per the following schedule:

Vesting Date            Cash            Restricted Stock
July 15, 2014            $45,250
July 15, 2015            $45,250
July 15, 2016            $45,250                 27,424

To become vested in an installment of the retention bonus you must be an active, regular full-time employee in good standing and remain in continuous employment of the Company or one of its subsidiaries, or any successor thereof, from the date of this letter agreement through the applicable installment payment/vesting date.

In the event that your employment ceases on or before an installment payment/vesting date because of (i) termination through no fault of your own as a result of a reduction in force or (ii) an Involuntary Termination, as defined in the Quicksilver Resources Inc. Second Amended and Restated Key Employee Change in Control Retention Incentive Plan, the unpaid/unvested installments will be paid/vested within 60 days of the date of your termination and subject to your execution and non-revocation during such period of a release agreement satisfactory to the Company; provided that, in the case of any cash payment that could be paid during a period that begins in one taxable year and ends in the subsequent taxable year, it will be paid in the subsequent taxable year, to the extent required to avoid the additional tax imposed pursuant to Section 409A of the Internal Revenue Code.

The retention bonus will not affect any annual merit increase or the award or amount of any annual bonus or long–term incentive to which you may be entitled to receive pursuant to applicable bonus or equity plans that are approved from time to time by the Company.

This letter agreement (together with, as applicable, any document that evidences the award of your stock option) is the entire agreement between the parties and any amendments or revisions of this agreement must be in writing and signed by both parties. This letter agreement does not constitute an employment agreement and shall not be construed to change the at-will-employment terms under which you are employed.

Please indicate your acceptance of this letter agreement by signing the attached duplicate copy of this agreement and return to the Human Resources Department in Fort Worth, Attn: Anne Self, no later than July 22, 2013.
Thank you for your loyalty to and efforts on behalf of Quicksilver.

Sincerely,

/s/ Glenn Darden

Glenn Darden
President/CEO

I have read and understand the contents of this retention agreement. I accept the provisions of the agreement as set forth above.

/s/ Romy Massey                7/22/13
Romy M. Massey                Date